Exhibit 10.2

TAX RECEIVABLE AGREEMENT

dated as of

[•], 2021

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2021, is entered into by and among Chobani, Inc., a Delaware corporation (Chobani, Inc., together with each of its Subsidiaries that is classified as a corporation for U.S. federal income tax purposes, and each successor thereto, the “Corporation”), Chobani Global Holdings, LLC, a Delaware limited liability company that is classified as a partnership for U.S. federal income tax purposes (the “Company”), each of the TRA Holders, and the TRA Representative.

RECITALS

WHEREAS, the units of membership interest in the Company (“Units”) are held in part by the Unblocked TRA Holders;

WHEREAS, the Blocked TRA Holder holds, and will continue to hold until the Reorganization, the Blocker and the Blocker holds the Units that are not held by the Unblocked TRA Holders;

WHEREAS, the Corporation is the managing member of the Company;

WHEREAS, the Company and the Corporation have determined to offer Class A common stock of the Corporation (“Class A Shares”) in an initial public offering (the “IPO”) and, in connection with the execution of this Agreement, have undertaken or committed to undertake the transactions described in the registration statement on Form S-1 publicly filed with the Securities and Exchange Commission on [•], 2021 (Registration No. [•]), as amended before the date of this Agreement, including the IPO;

WHEREAS, pursuant to the transactions set forth in the Reorganization Agreement, the Corporation will become the owner of the Units held by the Blocker (the “Reorganization”);

WHEREAS, the Unblocked TRA Holders are expected to sell a portion of their Units to the Corporation for cash (the “Initial Sales”) in connection with the IPO;

WHEREAS, the Units held by the Unblocked TRA Holders are exchangeable with the Company or the Corporation in certain circumstances for Class A Shares and/or cash pursuant to the exchange provisions of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”);

WHEREAS, each of the Company and any of its direct or indirect Subsidiaries classified as partnerships for United States federal income tax purposes shall have in effect an election under section 754 of the Code for each Taxable Year that includes the effective date of the Reorganization and the IPO Date and each Taxable Year in which an Exchange occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Company and such Subsidiaries, solely with respect to the Corporation;

WHEREAS, the liability of the Corporation in respect of Taxes may be reduced by the Tax Assets;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the benefits attributable to the effect of the Tax Assets on the liability for Taxes of the Corporation;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the undersigned parties agree as follows:

ARTICLE I

DETERMINATION OF REALIZED TAX BENEFIT

Section 1.01 Realized Tax Benefit and Realized Tax Detriment. Except as otherwise expressly provided in this Agreement, the parties intend that, for a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability over the Actual Tax Liability (such excess, the “Realized Tax Benefit”) or (b) the Actual Tax Liability over the Hypothetical Tax Liability (such excess, the “Realized Tax Detriment”) shall measure the decrease or increase (respectively) in the Actual Tax Liability for such Taxable Year that is attributable to the Tax Assets, determined using a “with and without” methodology (that is, treating the Tax Assets as the last tax attributes used in such Taxable Year). If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination with respect to that portion of the Actual Tax Liability.

Section 1.02 Assumptions, Conventions, and Principles for Calculations. The Actual Tax Liability shall be the tax liability of the Corporation as reflected on the relevant Corporate Tax Return, using such reasonable methods as the Corporation determines; provided that the Corporation shall use the following assumptions, conventions, and principles in making the determination:

(a) Treatment of Tax Benefit Payments. Tax Benefit Payments shall be treated in part as Imputed Interest and in part as additional purchase price for (i) interests in the Blocker in the case of the Reorganization, (except as otherwise required by the Code) or (ii) Units in the case of an Exchange. Tax Benefit Payments (other than amounts accounted for as Imputed Interest) arising as a result of an Exchange shall (x) be treated as upward purchase price adjustments that give rise to further Basis Adjustments to Adjusted Assets for the Corporation and (y) have the effect of creating additional Basis Adjustments to Adjusted Assets for the Corporation in the year of payment, and, as a result, such additional Basis Adjustments shall be incorporated into the current year calculation and into future year calculations, as appropriate.

(b) Imputed Interest. The Actual Tax Liability shall take into account the deduction of the portion of each Tax Benefit Payment that is accounted for as Imputed Interest under the Code due to the characterization of such Tax Benefit Payments as additional consideration payable by the Corporation for the Units acquired in connection with an Exchange or the Reorganization.

(c) Carryovers and Carrybacks. Carryovers or carrybacks of any income, gain, loss, deduction, or credit attributable to the Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax Item includes a portion that is attributable to a Tax Asset and another portion that is not, the portion attributable to the Tax Asset shall be considered to be used in accordance with the “with and without” methodology.

(d) State and Local Taxes. For purposes of calculating the Actual Tax Liability with respect to a Taxable Year, the Corporation may, but shall not be required to, assume that that the Corporation’s state and local Tax liability (the “Assumed SALT Liability”) equals (x) the product of (i) the taxable income and gain determined for the Taxable Year in accordance with this Agreement and (ii) five percent (5%) or (y) if the Corporation determines in its sole discretion (but, in any case, not more frequently than annually) that the percentage described in clause (x) materially differs from the actual state and local liability, then, in consultation with the TRA Representative, the Corporation will use such other percentage as the Corporation reasonably determines from time to time reflects its blended state and local tax rate (using the apportionment factors set forth on the relevant Corporate Tax Returns for that Taxable Year unless otherwise determined by the Corporation after consultation with the TRA Representative). Notwithstanding the provisions of clause (y) of the preceding sentence, the Corporation shall not use a rate that is materially lower than the rate initially used to calculate the Assumed SALT Liability without the consent of the Blocked TRA Holder, such consent not to be unreasonably withheld, conditioned, or delayed.

(e) Treatment of State and Local and Non-United States Taxes. The provisions of this Agreement, including the assumption, conventions, and principles with respect to the determination of income and gain, shall apply to state and local and non-United States tax matters mutatis mutandis.

Section 1.03 Procedures Relating to Calculation of Tax Benefits.

(a) Preparation and Delivery of Schedules.

(i) Exchange Basis Schedule and IPO Date Asset Schedule.

(A) IPO Date Asset Schedule. The IPO Date Asset Schedule is attached as Annex A with respect to the Blocker. The calculations required by this Agreement, shall be made in accordance with the IPO Date Asset Schedule. If any calculation is required to be made before the finalized IPO Date Asset Schedule is agreed upon in accordance with this Section 1.03(a)(i)(A) and Section 1.03(b), reasonable estimates shall be used. Within 75 days after the filing of the U.S. federal income Tax Return of the Corporation for the Taxable Year in which the Reorganization and the IPO occurred, the Corporation shall deliver a draft IPO Date Asset Schedule to the TRA Representative and the Blocked TRA Holder. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for the Taxable Year in which the Reorganization and the IPO occurred, the Corporation shall deliver to the TRA Representative and the Blocked TRA Holder the finalized IPO Date Asset Schedule, as determined in accordance with Section 1.03(b) (the “Finalized IPO Date Asset Schedule”). The IPO Date Asset Schedule shall show, in reasonable detail, (v) summary of Tax Assets resulting from the Reorganization, (w) the actual common tax basis of the Adjusted Assets as of the IPO Date, (x) the Basis Adjustment with respect to the Adjusted Assets as a result of the Reorganization, (y) the period or periods, if any, over which the common tax basis of the Adjusted Assets are amortized and/or depreciable, and (z) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

(B) Exchange Basis Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for each Taxable Year in which any Exchange has occurred, the Corporation shall deliver to the TRA Representative and Blocked TRA Holder a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, (w) the actual common tax basis of the Adjusted Assets as of each Exchange Date, (x) the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years ending after the date of this Agreement, calculated (1) in the aggregate and (2) with respect to Exchanges by each TRA Holder, (y) the period or periods, if any, over which the common tax basis of the Adjusted Assets are amortizable and/or depreciable, and (z) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable. The calculations required by this Agreement, shall be made in accordance with the Exchange Basis Schedule. If any calculation is required to be made before the Exchange Basis Schedule is agreed upon, reasonable estimates shall be used.

(ii) Tax Benefit Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year ending after the date of this Agreement, the Corporation shall provide to the TRA Representative and the Blocked TRA Holder either (A) (x) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”), and (y) an Amended IPO Date Asset Schedule and/or Exchange Basis Schedule, as applicable, reflecting the cumulative use of Tax Benefit Items through the end of such Taxable Year, or, (B) if there is no Realized Tax Benefit or Realized Tax Detriment for that Taxable Year, notice to that effect.

(iii) Supporting Material; Review Right. Each time the Corporation delivers to the TRA Representative or the Blocked TRA Holder an IPO Date Asset Schedule, Exchange Basis Schedule, Early Termination Schedule or a Tax Benefit Schedule (or at such other times as the TRA Representative or the Blocked TRA Holder may reasonably request), the Corporation shall also deliver to the TRA Representative and the Blocked TRA Holder schedules and work papers providing reasonable detail regarding the preparation of the schedule and a Supporting Letter confirming the calculations and allow the TRA Representative and the Blocked TRA Holder reasonable access, at no cost to the TRA

Representative or the Blocked TRA Holder, to the appropriate representatives at the Corporation and, if applicable, the Advisory Firm in connection with a review of such schedules or workpapers. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any schedule that is delivered to the TRA Representative and Blocked TRA Holder identifies any material assumptions or operating procedures or principles that were used for purposes of preparing such schedule.

(iv) Provision of Information to TRA Holders. Upon the reasonable request of a TRA Holder, the TRA Representative shall provide to that TRA Holder, in a reasonably prompt manner, such information that the TRA Representative receives pursuant to this Agreement (including the schedules described in this Section 1.03), but only to the extent that the TRA Representative determines that such information is material, relevant, and relates to that TRA Holder.

(b) Objection to, and Finalization of, Schedules. Each IPO Date Asset Schedule, Exchange Basis Schedule, or Tax Benefit Schedule, including any Amended Schedule delivered pursuant to Section 1.03(c), shall become final and binding on all parties unless the TRA Representative or the Blocked TRA Holder, within 30 days after receiving an IPO Date Asset Schedule, an Exchange Basis Schedule, or a Tax Benefit Schedule, provides the Corporation with notice of a material objection to such schedule made in good faith (an “Objection Notice”). If the Corporation and the TRA Representative and/or the Blocked TRA Holder, as applicable, are unable to successfully resolve the issues raised in the Objection Notice within 30 days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Representative and/or the Blocked TRA Holder, as applicable, shall employ the dispute resolution procedures as described in Section 6.09 (the “Dispute Resolution Procedures”).

(c) Amendment of Schedules. After finalization of an IPO Date Asset Schedule, Exchange Basis Schedule, or a Tax Benefit Schedule in accordance with Section 1.03(b), any IPO Date Asset Schedule, Exchange Basis Schedule, or Tax Benefit Schedule shall be amended from time to time by the Corporation (i) in accordance with Section 1.03(a)(ii), (ii) to correct material inaccuracies in any such schedule, (iii) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, including any such change attributable to either a carryback or carryforward of a Tax Item to such Taxable Year or to an amended Tax Return filed with respect to such Taxable Year, (iv) to adjust the Exchange Basis Schedule to take into account material payments made pursuant to this Agreement, (v) to reflect the cumulative use of Tax Benefit Items through the end of such Taxable Year, (vi) to comply with the Arbitrators’ determinations under the Dispute Resolution Procedures, or (vii) in connection with a material Determination affecting such schedule (any schedule amended in accordance with this Section 1.03(c), an “Amended Schedule” or, as applicable, an “Amended IPO Date Asset Schedule”, “Amended Exchange Basis Schedule”, or “Amended Tax Benefit Schedule”). Any Amended Schedule shall (x) be subject to the finalization procedures set forth in Section 1.03(b) and the Dispute Resolution Procedures set forth in Section 6.09, and (y) delivered to the TRA Representative and Blocked TRA Holder.

ARTICLE II

TAX BENEFIT PAYMENTS, THE CONSOLIDATED GROUP, AND TRANSFERS OF

CORPORATE ASSETS

Section 2.01 Payments.

(a) General Rule. The Corporation shall pay to each TRA Holder for each Taxable Year the Tax Benefit Payment that is attributable to that TRA Holder at the times set forth in Section 2.01(c). For purposes of this Section 2.01(a), the amount of a Tax Benefit Payment that is attributable to a TRA Holder shall be determined by multiplying (i) the aggregate Tax Benefit Payment for the Taxable Year that arose directly or indirectly as a result of any Exchange by any Unblocked TRA Holder, any payments under this Agreement to any TRA Holder, or the Reorganization by (ii) a fraction (x) the numerator of which is the aggregate amount of all Tax Benefit Items available for use in the Taxable Year that arose directly or indirectly as a result of an Exchange by the Unblocked TRA Holder, a payment to such TRA Holder under this Agreement, or the Reorganization and (y) the denominator of which is the aggregate amount of all Tax Benefit Items available for use in the Taxable Year that arose directly or indirectly as a result of any Exchange by any Unblocked TRA Holder, any payments under this Agreement to any TRA Holder, or the Reorganization.

(b) Determination of Tax Assets. The Tax Assets shall be determined separately with respect to (i) each separate Exchange, on a Unit-by-Unit basis by reference to the Exchange of a Unit and the resulting Tax Assets with respect to the Corporation and (ii) the Blocker (or, after the Reorganization, the Corporation).

(c) Timing of Tax Benefit Payments. The Corporation shall make each Tax Benefit Payment not later than 10 days after a Tax Benefit Schedule delivered to the TRA Representative and the Blocked TRA Holder becomes final in accordance with Section 1.03(b). The Corporation may, but is not required to, make one or more estimated payments at other times during the Taxable Year and reduce future payments so that the total amount paid to a TRA Holder in respect of a Taxable Year equals the amount calculated with respect to such Taxable Year pursuant to Section 2.01(a).

(d) Optional Cap on Payments. Notwithstanding any provision of this Agreement to the contrary, any Unblocked TRA Holder may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of that Exchange to a specified dollar amount, a specified percentage of the amount realized by the TRA Holder with respect to the Exchange, or a specified portion of the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchange. The TRA Holder shall exercise its rights under the preceding sentence by including a notice of its desire to impose such a limit and the specified limitation and such other details as may be reasonably necessary (including whether such limitation includes the Additional Amounts in respect of any such Exchange) in the Elective Exchange Notice delivered in accordance with Section 12.01(b) of the LLC Agreement.

Section 2.02 No Duplicative Payments. The provisions of this Agreement are not intended to, and shall not be construed to, result in duplicative payment of any amount (including interest) required under this Agreement.

Section 2.03 Order of Payments. If for any reason (including, but not limited to, the lack of sufficient Available Cash to satisfy the Corporation’s obligations to make all Tax Benefit Payments due in a particular Taxable Year under this Agreement) the Corporation does not fully satisfy its obligations to make all payments due under this Agreement in a particular Taxable Year, then (i) the TRA Holders shall receive payments under this Agreement in respect of such Taxable Year in the same proportion as they would have received if the Corporation had been able to fully satisfy its payment obligations, without favoring one TRA Holder over the other TRA Holders, and (ii) no payment under this Agreement shall be made in respect of any subsequent Taxable Year until all such payments under this Agreement in respect of the current and all prior Taxable Years have been made in full.

Section 2.04 No Escrow or Clawback; Reduction of Future Payments. No amounts due to a TRA Holder under this Agreement shall be escrowed, and no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made to it. No TRA Holder shall be required to make a payment to the Corporation on account of any Realized Tax Detriment. If a TRA Holder receives amounts in excess of its entitlements under this Agreement (including as a result of an audit adjustment or Realized Tax Detriment), future payments under this Agreement shall be reduced until the amount received by the TRA Holder equals the amount the TRA Holder would have received had it not received the amount in excess of such entitlements.

ARTICLE III

EARLY TERMINATIONS

Section 3.01 Early Termination Events.

(a) Early Termination Election by Corporation. The Corporation may terminate all or a portion of the rights under this Agreement with respect to the Blocked TRA Holder and/or all or a portion of the Units held (including those previously Exchanged) by all TRA Holders at any time by (A) delivering an Early Termination Notice as provided in Section 3.02(a) and (B) paying the Early Termination Payment as provided in Section 3.03(a). If the Corporation terminates less than all of the rights under this Agreement with respect to the TRA Holders, such termination shall be made among the TRA Holders in such manner that it results in each TRA Holder receiving the same proportion of the Early Termination Payment made at that time as each TRA Holder would have received had the Corporation terminated all of the rights of the TRA Holders under this Agreement at that time.

(b) Deemed Early Termination.

(i) Deemed Early Termination Event. Upon a Material Uncured Breach of this Agreement with respect to a TRA Holder (an “Affected TRA Holder”) or as soon as reasonably practicable before a Change of Control (each, a “Deemed Early Termination Event”), (A) the Corporation (or the TRA Representative (with a copy to the Corporation)) shall deliver to the Affected TRA Holder(s) with respect to a Material Uncured Breach or all TRA Holders with respect to a Change of Control, an Early Termination Notice as contemplated in Section 3.02(a), and (B) all obligations under this Agreement with respect to such TRA Holder(s) shall be accelerated. Notwithstanding the preceding sentence, if (x) there is a Material Uncured Breach with respect to fewer than all TRA Holders and (y) that Material Uncured Breach resulted from a willful and intentional breach of this Agreement by the Company, then all TRA Holders shall be considered an Affected TRA Holder.

(ii) Payment upon Deemed Early Termination Event. The amount payable to the applicable TRA Holder as a result of an acceleration contemplated in Section 3.01(b)(i) shall equal the sum of:

(A) an Early Termination Payment calculated with respect to such TRA Holder(s) pursuant to this ARTICLE III as if an Early Termination Notice had been delivered on the date of the Deemed Early Termination Event using the Valuation Assumptions but substituting the phrase “the date of the Deemed Early Termination Event” in each place where the phrase “Early Termination Date” appears;

(B) any Tax Benefit Payment agreed to by the Corporation and such TRA Holder(s) as due and payable but unpaid as of the date of such Deemed Early Termination Event; and

(C) any Tax Benefit Payment due to such TRA Holder(s) for the Taxable Year ending with or including the date of such Deemed Early Termination Event (except to the extent that any amounts described in clauses (B) or (C) are included in the amount payable upon early termination).

(iii) Waiver of Deemed Early Termination. A TRA Holder may elect to waive the acceleration of obligations under this Agreement triggered by a Deemed Early Termination Event by submitting a waiver in writing to the Corporation within 30 days after the date of the Early Termination Notice. If a TRA Holder elects to waive the acceleration of obligations pursuant to the preceding sentence, this Agreement shall continue to apply with respect to that TRA Holder as though no Deemed Early Termination Event had occurred, and, if there are any due and unpaid amounts with respect to that TRA Holder, the Corporation shall pay those amounts to the TRA Holder in the manner provided in this Agreement.

Section 3.02 Early Termination Notice and Early Termination Schedule.

(a) Notice; Schedule.

(i) Delivery of Early Termination Notice and Early Termination Schedule. If the Corporation chooses to exercise its right of early termination under Section 3.01(a) above, or if there is a Deemed Early Termination Event under Section 3.01(b) above, the Corporation shall, within 30 days after the Corporation elects to terminate this Agreement or the date of a Material Uncured Breach, deliver to each TRA Holder whose rights are being terminated a notice (an “Early Termination Notice”) specifying (x) such early termination and (y) the date on which the termination of rights is to be effective (the “Early Termination Date”), which date shall be (I) the date of the Material Uncured Breach of this Agreement, in the case of a Material Uncured Breach, (II) the effective date of the Change in Control in the case of a Change of Control, and (III) not less than 30 days and not more than 120 days after the date of the Early Termination Notice in the case of a termination pursuant to Section 3.01(a). Within 60 days after the Corporation delivers an Early Termination Notice, the Corporation shall deliver to the applicable TRA Holder(s) a schedule showing in reasonable detail the calculation of the Early Termination Payment with respect to each TRA Holder as determined in accordance with Section 3.01(b)(ii)(A), (B) and (C) (the “Early Termination Schedule”), together with a Supporting Letter in respect of such schedule.

(ii) Finalization of Early Termination Schedule; Disputes. The applicable Early Termination Schedule delivered to a TRA Holder pursuant to Section 3.02(a)(i) shall become final and binding on the Corporation and such TRA Holder unless that TRA Holder, within 30 days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such schedule made in good faith (“Material Objection Notice”). If the Corporation and such TRA Holder are unable to successfully resolve the issues raised in the Material Objection Notice within 30 days after receipt by the Corporation of the Material Objection Notice, the Corporation and the TRA Holder shall employ the Dispute Resolution Procedures set forth in Section 6.09.

(iii) Withdrawal of Early Termination Notice. The Corporation may withdraw an Early Termination Notice delivered in connection with Section 3.01(a) before the Early Termination Payment is due and payable to any applicable TRA Holder(s).

(b) Amendment of Early Termination Schedule. After finalization of an Early Termination Schedule in accordance with Section 3.02(a)(ii), any Early Termination Schedule shall be amended by the Corporation at any time before the Early Termination Payment is made (i) in connection with a Determination materially affecting such schedule, (ii) to correct material inaccuracies in any such schedule, or (iii) to comply with the Arbitrators’ determinations under Section 6.09. Any amendment shall be subject to the procedures of Section 3.02(a)(ii) and the Dispute Resolution Procedures set forth in Section 6.09.

Section 3.03 Early Termination Payment.

(a) Amount and Timing of Early Termination Payment. The payment due to a TRA Holder in connection with an early termination described in Section 3.01(a) or 3.01(b) (the “Early Termination Payment”) shall be an amount equal to the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that the Corporation would be required to pay to the TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. Not later than 10 days after an Early Termination Schedule delivered to a TRA Holder becomes final in accordance with Section 3.02(a)(ii), the Corporation shall pay to the TRA Holder the Early Termination Payment (including, for the avoidance of doubt, any other amounts due pursuant to Section 3.01(b)(ii)(B) and Section 3.01(b)(ii)(C)) due to that TRA Holder.

(b) Effect of Early Termination Payment. Upon payment of the Early Termination Payment by the Corporation under Section 3.03, neither the TRA Holder nor the Corporation shall have any further rights or obligations under this Agreement in respect of the payments that otherwise would be due pursuant to this Agreement or the Units (including those previously Exchanged) with respect to which the rights under this Agreement have been terminated in accordance with Section 3.01, other than for any (i) payment under this Agreement that is due and payable but has not been paid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Date (except to the extent that the amounts described in clauses (i) or (ii) are included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation has made an Early Termination Payments with respect to all Units (including those previously Exchanged), the Corporation shall have no obligations under this Agreement with respect to such Exchange other than any obligations described in clause (i) or clause (ii) of the preceding sentence.

Section 3.04 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) Admission of the Corporation into a Consolidated Group. If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law (a “Consolidated Group”), then: (i) the provisions of this Agreement shall be applied with respect to the Consolidated Group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items in this Agreement shall be computed with reference to the consolidated taxable income of the Consolidated Group as a whole.

(b) Transfers of Assets by Corporation.

(i) General Rule. If the Company or any of its Subsidiaries or the Corporation transfers one or more assets to a corporation with which the transferor does not file a consolidated Tax Return pursuant to section 1501 et. seq. of the Code, then, for purposes of calculating the amount of any payment due under this Agreement, the transferor shall be treated as having disposed of such asset(s) in a fully taxable transaction on the date of the transfer.

(ii) Rules of Application. For purposes of this Section 3.04(b):

(A) Except as provided in Section 3.04(b)(ii)(B), the consideration deemed to be received by the transferor in the transaction shall be deemed to equal the fair market value of the transferred asset(s) (taking into account the principles of section 7701(g) of the Code);

(B) The consideration deemed to be received by the transferor in exchange for a partnership interest shall be deemed to equal the fair market value of the partnership interest increased by any liabilities (as defined in Treasury Regulation § 1.752-1(a)(4)) of the partnership allocated to the transferor with regard to such transferred interest under section 752 of the Code immediately after the transfer; and

(C) A transfer to a “corporation” (other than the Corporation) includes a transfer to any entity or arrangement classified as a corporation for U.S. federal income tax purposes, and “partnership” includes any entity or arrangement classified as a partnership for U.S. federal income tax purposes

ARTICLE IV

SUBORDINATION AND LATE PAYMENTS

Section 4.01 Subordination; Priority. Any Tax Benefit Payment or Early Termination Payment required to be paid by the Corporation to a TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries and shall, except as otherwise provided in this Agreement, rank pari passu with all current or future unsecured obligations of the Corporation that are not principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries and shall be senior to equity interests in the Corporation.

Section 4.02 Late Payments by the Corporation. The amount of all or any portion of any amount due under the terms of this Agreement that is not paid to any TRA Holder when due shall be payable, together with any interest thereon computed at the Default Rate commencing from the date on which such payment was due and payable. Notwithstanding the preceding sentence, the Default Rate shall not apply (and the Agreed Rate shall apply) to any late payment that is late solely as a result of (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law.

Section 4.03 Manner of Payment. All payments required to be made to a TRA Holder pursuant to this Agreement will be made by electronic payment of immediately available funds to a bank account previously designated and owned by such TRA Holder or, if no such account has been designated, by check payable to such TRA Holder.

ARTICLE V

PREPARATION OF TAX RETURNS; COVENANTS

Section 5.01 No Participation by TRA Holder in the Corporation’s and the Company’s Tax Matters.

(a) General Rule. Except as otherwise provided in this ARTICLE V, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Company, including, without limitation, the preparation, filing and amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

(b) Notification of TRA Representative. The Corporation shall notify the TRA Representative and Blocked TRA Holder of, and keep the TRA Representative and Blocked TRA Holder reasonably informed with respect to, the portion of any audit of the Corporation and the Company by a Taxing Authority the outcome of which is reasonably expected to affect the TRA Holders’ rights and obligations under this Agreement.

Section 5.02 Consistency. The Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. tax purposes and financial reporting purposes, all tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any schedule provided by or on behalf of the Corporation under this Agreement unless the Corporation or a TRA Holder receives a written opinion from an Advisory Firm that reporting in such manner should result in an imposition of penalties pursuant to the Code. Any Dispute concerning such written opinion shall be subject to the Dispute Resolution Procedures set forth in Section 6.09.

Section 5.03 Cooperation. Each TRA Holder shall (a) furnish to the Corporation in a timely manner such information, documents and other materials, not to include such TRA Holder’s personal Tax Returns, as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) of this Section 5.03, and (c) reasonably cooperate in connection with any such matter. The Corporation shall reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred by the TRA Holder in complying with this Section 5.03.

Section 5.04 Section 754 Election. The Corporation shall (i) ensure that the Company and each of its Subsidiaries that is classified as a partnership for U.S. federal income Tax purposes shall have in effect an election pursuant to section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for each Taxable Year that includes the effective date of the Reorganization and the IPO Date and each Taxable Year in which an Exchange occurs and (ii) use commercially reasonable efforts to ensure that, on and after the date of this Agreement and continuing throughout the term of this Agreement, any entity in which the Company holds a direct or indirect interest that is classified as a partnership for U.S. federal income Tax purposes that is not a “Subsidiary” as defined in this Agreement will have in effect an election pursuant to section 754 of the Code (and any similar provisions of applicable U.S. state or local law).

Section 5.05 Available Cash. The Corporation shall use reasonable best efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement, including using reasonable best efforts to determine that there is Available Cash and to cause the Company to make distributions to the Corporation to make such payments so long as such distributions do not violate (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. All notices, requests, claims, demands and other communications with respect to this Agreement shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by e-mail if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service. All notices under this Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

Chobani, Inc.

669 County Road 25

New Berlin, NY 1311

Phone: 917.475.2098

Attention: Chief Legal Officer and General Counsel

E-mail: legal@chobani.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Phone: +1.212.351.2340

Fax: +1.212.351.5220

Attention: Eric Sloan and Pamela Lawrence Endreny

E-mail: esloan@gibsondunn.com

              pendreny@gibsondunn.com

if to the Company, to:

Chobani Inc.

669 County Road 25

New Berlin, NY 1311

Phone: 917.475.2098

Attention: Chief Legal Officer and General Counsel

E-mail: legal@chobani.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Phone: +1.212.351.2340

Fax: +1.212.351.5220

Attention: Eric Sloan and Pamela Lawrence Endreny

E-mail: esloan@gibsondunn.com

              pendreny@gibsondunn.com

if to the TRA Representative, to:

the address provided to the Corporation at the time of the TRA Representative’s appointment in accordance with the definition of “TRA Representative.”

if to the TRA Holder(s), to:

the address set forth for such TRA Holder in the records of the Company.

Any party may change its address by giving the other party written notice of its new address, fax number, or e-mail address in the manner set forth in this Section 6.01.

Section 6.02 Bank Account Information. The Corporation may require each TRA Holder to provide its bank account information to facilitate wire transfers. The Corporation shall be entitled to rely on the bank account information provided by a TRA Holder absent actual knowledge that such bank account information is incorrect.

Section 6.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed in two or more counterparts by manual, electronic or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by electronic transmission or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.04 Entire Agreement. The provisions of this Agreement, the LLC Agreement, the Reorganization Agreement, and the other writings referred to in this Agreement or delivered pursuant to this Agreement which form a part of this Agreement contain the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior oral and written agreements and memoranda and undertakings among the parties to this Agreement with regard to such subject matter. Except as expressly provided herein, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party to this Agreement nor create or establish any third party beneficiary hereto.

Section 6.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the state of Delaware (and, to the extent applicable, federal law), without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 6.06 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. In addition, if any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, each Person party hereto shall take all necessary action to cause this Agreement to be amended so as to provide, to the maximum extent reasonably possible, that the purposes of the Agreement can be realized, and to modify this Agreement to the minimum extent reasonably possible.

Section 6.07 Assignment; Amendments; Waiver of Compliance; Successors and Assigns.

(a) Assignment. No TRA Holder may, directly or indirectly, assign or otherwise transfer its rights under this Agreement to any person without the express prior written consent of the Corporation, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that, the Corporation may withhold, condition, or delay its consent in its sole discretion to any transfer by a TRA Holder (i) if the TRA Holder is an original signatory to this Agreement and that TRA Holder seeks to transfer a portion of its rights, in the aggregate, to more than three transferees, and (ii) if the TRA Holder is not an original signatory to this Agreement and that TRA Holder seeks to transfer less than all of its rights. Notwithstanding the provisions of the preceding sentence, to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring TRA Holder may assign to the transferee all, but not less than all, of that TRA Holder’s rights under this Agreement with respect to such transferred Units, but only if such transferee executes and delivers a joinder to this Agreement agreeing to become a “TRA Holder” for all purposes of this Agreement (except as otherwise provided in such joinder), with such joinder being, in form and substance, reasonably satisfactory to the Corporation. Notwithstanding the preceding provisions of this Section 6.07(a), no TRA Holder shall have any right to assign or otherwise transfer, directly or indirectly, any of its rights under this Agreement to any person unless the TRA Holder (together with its Affiliates) held at least 10 percent of the total Units outstanding immediately before the Reorganization.

(b) Amendments.

(i) General Rule. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation, the Company, and the TRA Holders who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all TRA Holders (as determined by the Corporation) if the Corporation had exercised its right of early termination under Section 3.01(a) on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange).

(ii) Amendments with Disproportionate Adverse Effect. Notwithstanding the provisions of Section 6.07(b)(i), if a proposed amendment would have a disproportionate adverse effect on the payments one or more TRA Holders will or may receive under this Agreement, such amendment shall not be effective without the written consent of (i) the Blocked TRA Holder, if the amendment would disproportionately and adversely affect the Blocked TRA Holder, or (ii) in any other case, at least two-thirds of the TRA Holders who would be disproportionately and adversely affected (with such two-thirds threshold being measured as set forth in Section 6.07(b)(i)).

(c) Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(d) Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, division, conversion or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(e) Blocked TRA Holder – Nonassignability of Certain Rights. Notwithstanding any provision of this Agreement to the contrary, the information, participation, consultation, and consent rights granted to the Blocked TRA Holder pursuant to Section 1.02(d) (State and Local Taxes), Section 1.03(a)(iii) (Supporting Material; Review Right), Section 1.03(b) (Objection to, and Finalization of, Schedules),

Section 5.01(b) (Notification of TRA Representative), Section 6.09(a) (Disputes as to Interpretation and Calculations), Section 6.09(b) (Dispute Resolution; Arbitration), and Section 6.09(c) (Selection of Arbitrators; Timing) are personal to the Blocked TRA Holder (and its Affiliates) and shall be exercisable only by the Blocked TRA Holder (and its Affiliates) and only for so long as the Blocked TRA Holder (together with its Affiliates) either (i) holds, as of any given date, rights to payment determined under Section 3.03(a) hereof, calculated as if the Corporation exercised its right of early termination under Section 3.01(a) and designated such date as the Early Termination Date, that are at least equal to 50 percent (50%) of the rights to payments that the Blocked TRA Holder would have had under Section 3.03(a) of this Agreement, calculated as if the Corporation had exercised its right of early termination under Section 3.01(a) as of the date of the IPO and designated the IPO Date as the Early Termination Date, or (ii) holds (A) as of any given date, rights to payment determined under Section 3.03(a) hereof, calculated as if the Corporation exercised its right of early termination under Section 3.01(a) and designated such date as the Early Termination Date, that are at least equal to 25 percent (25%) of the rights to payments that the Blocked TRA Holder would have had under Section 3.03(a) of this Agreement, calculated as if the Corporation had exercised its right of early termination under Section 3.01(a) as of the date of the IPO and designated the IPO Date as the Early Termination Date, and (B) at least 25 percent (25%) of the Class A Shares that it held as of the date of the IPO, with such percentage reasonably determined by the Corporation. The Blocked TRA Holder shall not have the right to assign or otherwise transfer, directly or indirectly, any of those rights to any person (other than an Affiliate), and no purported assignee or transferee of any such rights shall be entitled to exercise any such rights.    Notwithstanding any other provision of this Agreement to the contrary, any dispute regarding the computation of the amounts contemplated in this Section 6.07(e) shall be resolved in accordance with Sections 6.09(b) and 6.09(c) of this Agreement.

Section 6.08 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.09 Dispute Resolution.

(a) Disputes as to Interpretation and Calculations. Any Dispute as to the interpretation of, or calculations required by, this Agreement shall be resolved by the Corporation acting reasonably and in good faith; provided, that such resolution shall reflect a reasonable interpretation of the provisions of this Agreement, consistent with the goal that the provisions of this Agreement result in the TRA Holders receiving eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit and the Additional Amount thereon; provided, further, that, notwithstanding the preceding provisions of this Section 6.09(a), any Dispute as to the interpretation of, or calculations required by, this Agreement that involve the Blocked TRA Holder shall, at the request of Blocked TRA Holder, be resolved in accordance with Section 6.09(b), Section 6.09(c), Section 6.09(d), Section 6.09(e), and Section 6.09(f) and not pursuant to this Section 6.09(a).

(b) Dispute Resolution; Arbitration. The parties shall negotiate in good faith to resolve any dispute, controversy, or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”). To the extent any Dispute is not resolved through good faith negotiations between the Corporation, the TRA Representative, and the Blocked TRA Holder, as applicable, Disputes shall be finally resolved by arbitration before a panel of three independent tax lawyers at major law firms who are resident in New York, New York and are mutually acceptable to the parties (the “Arbitrators”). The Arbitrators, with the consent of the parties, may, or, at the direction of the parties, shall, delegate some or all of the issues under dispute (including Disputes under Section 1.03, Section 2.01(c), Article III, or Section 5.02) to a nationally recognized accounting firm selected by the Arbitrators and agreed to by the Corporation, the TRA Representative, and the Blocked TRA Holder, as applicable. Notwithstanding anything to the contrary in this Agreement, in any Dispute proceeding (i) the TRA Representative shall represent the interests of any TRA Holder(s) other than the Blocked TRA Holder in any Dispute and no TRA Holder other than the Blocked TRA Holder shall individually have the right to participate in any proceeding and (ii) the Blocked TRA Holder shall represent the interest of the Blocked TRA Holder.

(c) Selection of Arbitrators; Timing. There shall be three Arbitrators who shall be appointed by the parties within 20 days of receipt by a party of a copy of the demand for arbitration. The Corporation shall appoint one arbitrator and the TRA Representative and, if the arbitration involves the Blocked TRA Holder, the Blocked TRA Holder, shall appoint one arbitrator (with the appointment being subject, in each case, to the reasonable objection of the other party), and the parties shall jointly appoint the third arbitrator. If any of the Arbitrators is not appointed within 20 days, and the parties have not agreed to extend the 20-day time period, such arbitrator shall be appointed by JAMS in accordance with the listing, striking and ranking procedure in the JAMS Comprehensive Arbitration Rules and Procedures, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by JAMS shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and partnership tax matters and an experienced arbitrator. In rendering an award, the Arbitrators shall be required to follow the laws of the state of Delaware, notwithstanding any Delaware choice-of-law rules. The costs of arbitration shall be split equally between the parties participating in the arbitration.

(d) Arbitration Award; Damages; Attorney Fees. The arbitral award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The Arbitrators shall not be permitted to award punitive, non-economic, or any non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the Arbitrators. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including all attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. Each party shall bear its own attorney’s fees incurred in the underlying arbitration.

(e) Confidentiality. All Disputes shall be resolved in a confidential manner. The Arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(f) Discovery. Barring extraordinary circumstances (as determined in the sole discretion of the Arbitrators), discovery shall be limited to pre-hearing disclosure of documents that each side shall present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they shall produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the Arbitrators. The parties agree that information from the Corporate Tax Return (including by way of a redacted Corporate Tax Return) shall be sufficient, and that the Corporation shall not be compelled to produce any unredacted Tax Returns. There will be no depositions or live witness testimony.

Section 6.10 Indemnification of the TRA Representative. The Corporation shall pay, or to the extent the TRA Representative pays, indemnify and reimburse, to the fullest extent permitted by applicable law, the TRA Representative for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any other costs arising from claims in connection with the TRA Representative’s duties under this Agreement; provided, that the TRA Representative must have acted reasonably and in good faith in incurring such expenses and costs.

Section 6.11 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts, if any, as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld and are (or, when due, will be) paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Holder. Each TRA Holder shall provide such necessary tax forms, in form and substance reasonably acceptable to the Corporation, as the Corporation may request from time to time. Before any withholding is made pursuant to this Section 6.11, the Corporation shall use commercially reasonable efforts to (a) notify a TRA Holder and (b) cooperate with such TRA Holder to avoid such withholding, unless the TRA Holder has failed to comply with the provisions of the preceding sentence.

Section 6.12 Confidentiality.

(a) General Rule. Each TRA Holder and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters or information of the Corporation, its Affiliates and successors and the other TRA Holders acquired pursuant to this Agreement, including marketing, investment, performance data, credit and financial information and other business affairs of the Corporation, its Affiliates and successors and the other TRA Holders.

(b) Exceptions. This Section 6.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file his or her Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary in this Section 6.12, each TRA Holder and assignee (and each employee, representative or other agent of such TRA Holder or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the Company, the TRA Holders and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Holders relating to such tax treatment and tax structure.

(c) Enforcement. If a TRA Holder or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6.12, the Corporation shall have the right and remedy to have the provisions of this Section 6.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates or the other TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 6.13 LLC Agreement. For U.S. federal income Tax purposes, to the extent this Agreement imposes obligations upon the Company or a member of the Company, this Agreement shall be treated as part of the LLC Agreement as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 6.14 Joinder. The Company shall have the power and authority (but not the obligation) to permit any Person who becomes a member of the Company to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in the Company by such Person, and such Person shall be treated as a “TRA Holder” for all purposes of this Agreement.

Section 6.15 Survival. If this Agreement is terminated pursuant to ARTICLE III, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 6.05 (Governing Law), Section 6.09 (Dispute Resolution), Section 6.12 (Confidentiality), and this Section 6.15 (Survival).

ARTICLE VII

DEFINITIONS

As used in this Agreement, the terms set forth in this ARTICLE VII shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” is defined in Section 1.02.

“Additional Amount” for a given Taxable Year shall be the additional amount (calculated in the same manner as interest) payable on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Tax Return with respect to Taxes for the most recently ended Taxable Year until the date on which the payment is required to be made. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Additional Amount” shall equal the additional amount (calculated in the same manner as interest) payable on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 1.03(b) until the date on which the payment is required to be made, reduced to account for any payment of Additional Amount made in respect of the original Tax Benefit Schedule. Except to the extent that it is treated as Imputed Interest, the Additional Amount shall be treated as additional consideration for Tax purposes.

“Adjusted Asset” means any asset with respect to which a Basis Adjustment is made.

“Advisory Firm” means any accounting firm or any law firm, in each case, that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the LIBOR plus 300 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 1.03(c).

“Arbitrators” is defined in Section 6.09(b).

“Assumed SALT Liability” is defined in Section 1.02(d).

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less (i) the amount of cash reserves reasonably established in good faith by the Corporation to provide for the proper conduct of business of the Corporation (including paying creditors) and (ii) any amount the Corporation cannot pay to a TRA Holder by reason of (A) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (B) restrictions under applicable law.

“Basis Adjustment” means any adjustment under sections 732, 734, 743, or 1012 of the Code (as applicable) as a result of (a) an Exchange by an Unblocked TRA Holder or (b) the Reorganization (including any adjustment under section 743 of the Code that the Corporation directly or indirectly owns as a result of the Reorganization).

“Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

“Blocker” means HOOPP Capital Partners (Greek) LLC.

“Blocked TRA Holder” means Healthcare of Ontario Pension Plan Trust Fund or its successors and assigns.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required to close.

“Change of Control” means the occurrence of any of the following events:

(a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provisions thereto, excluding any TRA Party or any group of TRA Parties, becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or

(b) the following individuals cease for any reason to constitute a majority of the directors of the Corporation then serving: (i) individuals who, on the IPO Date, constitute the Board, and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation) whose appointment by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(c) there is consummated a merger or consolidation of the Corporation or any direct or indirect Subsidiary of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or

(d) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than the sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Corporation immediately before such sale.

“Class A Shares” is defined in the recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor or replacement statute.

“Company” is defined in the preamble to this Agreement.

“Consolidated Group” is defined in Section 3.04(a).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Tax Return” means a Tax Return of the Corporation.

“Corporation” is defined in the preamble of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of (a) the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, including such Taxable Year, over (b) the cumulative amount of Realized Tax Detriments, if any, for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“day” means a calendar day.

“Deemed Early Termination Event” is defined in Section 3.01(b)(i).

“Default Rate” means LIBOR plus 500 basis points.

“Depreciation” means depreciation, amortization, or other similar deductions for recovery of cost or basis.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 6.09(b).

“Dispute Resolution Procedures” is defined in Section 1.03(b).

“Early Termination Date” is defined in Section 3.02(a)(i).

“Early Termination Notice” is defined in Section 3.02(a)(i).

“Early Termination Payment” is defined in Section 3.03(a).

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 400 basis points.

“Early Termination Schedule” is defined in Section 3.02(a)(i).

“Exchange” means an Initial Sale by an Unblocked TRA Holder and an exchange by an Unblocked TRA Holder pursuant to the LLC Agreement, and any other transfer of Units for cash or otherwise, and “Exchanged” shall have a correlative meaning.

“Exchange Basis Schedule” is defined in Section 1.03(a)(i), including any Amended Exchange Basis Schedule.

“Exchange Date” is the date of any Exchange.

“Finalized IPO Date Asset Schedule” is defined in Section 3.02(a)(i).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the amount that would be the liability for Taxes of the Corporation if such liability were calculated using the same methods, elections, conventions and similar practices used on the relevant Corporate Tax Return (and/or Tax Return of the Company), as determined in accordance with Section 1.02, except that all Tax Assets shall be disregarded. For the avoidance of doubt, the Assumed SALT Liability used to determine the Hypothetical Tax Liability shall be calculated by disregarding all Tax Assets.

“Imputed Interest” means any interest imputed under sections 1272, 1274, or 483 or other provision of the Code with respect to the Corporation’s payment obligations under this Agreement.

“IPO” is defined in the recitals of this Agreement.

“IPO Date” means the date of the IPO.

“IPO Date Asset Schedule” means the Schedule attached as Annex A, including the Finalized IPO Date Asset Schedule and any Amended IPO Date Asset Schedule.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market or such other commercially available source providing quotations of such rates as may be designated by Corporation from time to time), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporation and the TRA Representative at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporation has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporation and the TRA Representative shall (as determined by the Corporation and the TRA Representative to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation, Chobani Global Holdings, LLC and the TRA Representative, as may be necessary or appropriate, in the reasonable judgment of the Corporation and the TRA Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided, that in each case, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation and the TRA Representative.

“LLC Agreement” is defined in the recitals of this Agreement.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which the Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the “Market Value” means the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which the Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” is defined in Section 3.02.

“Material Uncured Breach” means the occurrence of any of the following events:

(a) the Corporation fails to make any payment required by this Agreement within 180 days after the due date for that payment (except for a failure to make any payment due pursuant to this Agreement as a result of a lack of Available Cash);

(b) this Agreement is rejected in a case commenced under the Bankruptcy Code and the Corporation does not cure the rejection within 90 days after such rejection; or

(c) the Corporation breaches any of its material obligations under this Agreement other than an event described in clause (a) or (b) with respect to one or more TRA Holders and the Corporation does not cure such breach within 90 days after receipt of notice of such breach from such TRA Holder(s).

“Net Tax Benefit” means, for each Taxable Year, the amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under Section 2.01, excluding payments attributable to any Additional Amount.

“NOLs” means the net operating losses, capital losses, or other loss carrybacks and carryforwards of the Blocker existing at the time of the Reorganization, including any such losses that the Corporation succeeds to pursuant to Section 381 of the Code (and any corresponding provision of applicable state, local and/or non-U.S. Tax law).

“Objection Notice” is defined in Section 1.03(a).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

“Realized Tax Benefit” is defined in Section 1.01

“Realized Tax Detriment” is defined in Section 1.01.

“Reorganization” is defined in the recitals to this Agreement.

“Reorganization Agreement” means the [•] dated [•], 2021.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Supporting Letter” means a letter prepared by (i) the Corporation, and certified by the Corporation’s chief financial officer, or (ii) an Advisory Firm, in either case that states that the relevant schedules to be provided to the TRA Representative and Blocked TRA Holder pursuant to Section 1.03(a)(iii) or 3.02(a) were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedules were delivered by the Corporation to the TRA Representative and the Blocked TRA Holder.

“Tax Assets” means (a) the Basis Adjustments, (b) Imputed Interest, (c) NOLs, and (d) any other item of loss, deduction or credit, including carrybacks and carryforwards, attributable to any item described in clauses (a), (b), and (c) of this definition.

“Tax Benefit Items” means

(a) a deduction to the Corporation for NOLs or Depreciation arising in respect of one or more Basis Adjustments;

(b) a reduction in gain or increase in loss to the Corporation upon the disposition of an Adjusted Asset that arises in respect of one or more Basis Adjustments;

(c) a deduction to the Corporation of Imputed Interest that arises in respect of payments under this Agreement made to a TRA Holder; or

(d) any other item of loss, deduction or credit, including carrybacks and carryforwards, attributable to any item described in clauses (a) – (c) of this definition.

“Tax Benefit Payment” means, for each Taxable Year, an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Additional Amount.

“Tax Benefit Schedule” is defined in Section 1.03(a)(ii), including any Amended Tax Benefit Schedule.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means, for the Corporation or the Company, as the case may be, a taxable year as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable, ending on or after the closing date of the IPO.

“Taxes” means any and all U.S. federal, state, and local taxes, assessments, or similar charges that are based on or measured with respect to net income or profits (including any franchise taxes based on or measured with respect to net income or profits), and any interest, penalties, or additions related to such amounts imposed in respect thereof under applicable law.

“Taxes of the Corporation” means the Taxes of the Corporation and/or the Company, but only with respect to Taxes imposed on the Company and allocable to the Corporation for such Taxable Year.

“Taxing Authority” means any domestic or non-U.S., federal, national, state, county, or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means any Person (other than the Corporation, its Subsidiaries, and the TRA Representative, solely in their capacity as TRA Representative) that is a party to this Agreement. For purposes of Section 1.03(a)(iv), the term “TRA Holder” shall not include any person (including that person’s Affiliates) that holds less than 10 percent of the total Units immediately prior to the Reorganization.

“TRA Party” means the Corporation, the Company, each of the TRA Holders, the TRA Representative, and any person who becomes a party to this Agreement from time to time.

“TRA Representative” means Hamdi Ulukaya or, if he is unable or unwilling to serve as the TRA Representative, the person designated by him from time to time to serve as the TRA Representative. If Hamdi Ulukaya is unable to designate a TRA Representative, [•] shall serve as the TRA Representative or designate another person to serve.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unblocked TRA Holder” means any Person that holds Units on the date of this Agreement (other than the Corporation or its Subsidiaries and the Blocker).

“Units” is defined in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that

(a) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully use the Tax Assets arising in such Taxable Year;

(b) any NOLs and items of loss, deduction, or credit generated by a Basis Adjustment or Imputed Interest arising in a Taxable Year preceding the Taxable Year that includes an Early Termination Date will be used by the Corporation ratably from such Taxable Year through the earlier of (i) the scheduled expiration of such Tax Item or (ii) 15 years (provided that in any year in which the Corporation is unable to use the full amount of an NOL because of section 382 of the Code (or any successor provision or other similar limitation) that it otherwise would be deemed to use under this clause (b), the amount deemed to be used for purposes of this clause (b) shall equal the amount permitted to be used in such year under section 382 of the Code);

(c) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares on the Early Termination Date;

(d) any non-amortizable assets are deemed to be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date; and

(e) the federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, taking into account any scheduled or imminent tax rate increases. For the avoidance of doubt, an “imminent” tax rate increase is one for which both the amount and the effective time can be determined with reasonable accuracy.

[Signature page follows]

In witness whereof, the undersigned have executed this Agreement as of the date first set forth above.

THE CORPORATION

Chobani, Inc.

By:
Name:
Title:

THE COMPANY

Chobani Global Holdings, LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA HOLDERS

CGH Management Holdings, LLC

By:
Name:
Title:

FHU Holdco, LLC

By:
Name:
Title:

Healthcare of Ontario Pension Plan Trust Fund

By:
Name:
Title:

TRA REPRESENTATIVE

[Signature Page to Tax Receivable Agreement]

Annex A

IPO Date Asset Schedule

[to be completed]